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                                                                    EXHIBIT 5

Appleby, Spurling & Kempe
Barristers & Attorneys

Cedar House, 41 Cedar Avenue, Hamilton HM 12, Bermuda
Mail: P.O.Box HM 1179, Hamilton HM EX, Bermuda
Telephone: 441 295 2244
Fax: 3441 292 8666/441 295 5328
e-mail: askcorp@ask.bm
Website: www. ask.bm

                                                               SSJ/jlp/72036#003
                                                               29 June 2000


Orient Express Hotels Ltd.
Cedar House
41 Cedar Avenue
Hamilton  HM EX
Bermuda

Dear Sirs,

FORM S-1 REGISTRATION STATEMENT

We have acted As Bermuda counsel to Orient-Express Hotels Ltd., a Bermuda exempted company (OEHL"), in connection with the proposed offer and sale of up to 11,500,000 Class A Common Shares of OEHL (the "Shares") in an underwritten public offering (the "Public Offering"). These Shares consist of
(a) up to 5,000,000 Shares to be initially issued and sold by OEHL in the public offering (the "Newly Issued Shares"), and (b) up to 6,500,000 currently Outstanding Shares to be sold by Sea Containers Ltd., a Bermuda exempt company, in the Public Offering (the "Outstanding Shares"). The Public Offering is the subject of a Registration Statement on Form S-1 under the United States Securities Act of 1933, Registration No. 333-12030 (the "Registration Statement"). Each Newly Issued Share will include, and each Outstanding Share includes a right to purchase Series A Junior Participating Preferred Shares of OEHL (a "Right"), and such Right (until the "Distribution Date" as defined in the Rights Agreement providing for the Rights) will be transferable with and only with, and will be evidenced by the certificate evidencing, such Share.

We have examined such documents, certificates and records and have made such investigations as we have deemed necessary or appropriate in order to give the opinion expressed herein.

In our opinion, the Outstanding Shares and attached Rights have been legally issued, and the Outstanding Shares are fully paid and non-assessable, and (b) the Newly Issued Shares and attached Rights, upon issuance and delivery thereof against payment as provided in the Registration Statement, will be legally issued, and the Newly Issued Shares will be fully paid and non-assessable.

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                                       -2-                 29 June 2000

The foregoing reference to Shares being "non-assessable" shall mean, in relation to fully-paid shares of OEHL, and subject to any contrary provision in any agreement in writing between OEHL and the holder of Shares, that no shareholder shall be obliged to contribute further amounts to the capital of OEHL, either in order to complete payment for their Shares, to satisfy claims of creditors of OEHL, or otherwise; and no shareholder shall be bound by an alteration of the Memorandum of Association or Bye-Laws of OEHL, after the date on which he became a shareholder, if and so far as the alteration requires him to take, or subscribe for additional shares of OEHL, or in any way increases his liability to contribute to the share capital of, or otherwise to pay money to OEHL.

In rendering this opinion, we do not express any opinion as to the laws of any jurisdiction other than the laws of Bermuda.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our name under the captions "Risk Factors" and "Legal Matters" in the prospectus forming a part of the Registration Statement.

Yours faithfully,

/s/ APPLEBY SPURLING & KEMPE